UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2012 (July 9, 2012)

PREMIER POWER RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in Charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100

El Dorado Hills, CA 95762

(Address of Principal Executive Offices)

(916) 939-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Compensatory Arrangements of Certain Officers

Dean Marks – Chief Executive Officer

On July 9, 2012, we entered in to an employment agreement with Mr. Dean Marks. Under the Agreement, Mr. Marks, in the event of termination without cause, will receive Twelve (12) months of salary as severance compensation and health benefits. All options and restricted stock, that have been granted, shall immediately vest on the termination date.

Miguel de Anquin – President

On July 9, 2012, we entered in to an employment agreement with Mr. Miguel de Anquin. Under the Agreement, Mr. de Anquin, in the event of termination without cause, will receive Twelve (12) months of salary as severance compensation and health benefits. All options and restricted stock, that have been granted, shall immediately vest on the termination date.

Frank Sansone – Chief Financial Officer

On July 9, 2012, we entered in to an employment agreement with Mr. Frank Sansone. Under the Agreement, Mr. Sansone, in the event of termination without cause, will receive Twelve (12) months of salary as severance compensation and health benefits. All options and restricted stock, that have been granted, shall immediately vest on the termination date.

Item 9.01 Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement Amendment #1 between Premier Power Renewable Energy, Inc. and Dean Marks, dated July 9, 2012

10.2	Employment Agreement Amendment #1 between Premier Power Renewable Energy, Inc. and Miguel de Anquin, dated July 9, 2012

10.3	Employment Agreement Amendment #1 between Premier Power Renewable Energy, Inc. and Frank Sansone, dated July 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

Date: July 12, 2012	By:	/s/ Dean R. Marks
Dean R. Marks Chief Executive Officer